Exhibit 10.30

December 17, 2019

BY EMAIL AND OVERNIGHT MAIL

Patrick C. Hutchison

Dear Pat:

On behalf of BioSpecifics Technologies Corp. (“BioSpecifics” or the “Company”), I am pleased to offer you employment at-will with the Company based on the general terms that are outlined in this letter and subject to satisfactory references, a background check, and submission of satisfactory proof of your identity and your legal authorization to work in the United States:

Position:	Chief Financial Officer

Reporting to:	Chief Executive Officer

Start Date:	January 6, 2020

Location:	It is expected that you will work primarily out of the Company’s office in Wilmington, DE, and you may be required to travel as part of your position.

Base Salary:
The Company shall pay you a base salary at the annualized rate of two hundred thousand dollars ($200,000) based on part-time employment status, with the expectation that you will work three (3) days per week. Your position is classified as exempt from overtime.  Your salary will be paid in regular periodic payments, less applicable deductions and withholdings, in accordance with the Company’s regular payroll practices. Your base salary is subject to change at the Company’s sole discretion.

Performance Bonus:
In addition to your Base Salary, you may be eligible to receive a discretionary performance bonus, payable in accordance with BioSpecifics’ policy with respect to the payment of bonuses (as may be amended from time to time).  The target for your Performance Bonus is twenty percent (20%) of your Base Salary. The actual Performance Bonus amount, if any, is within the Company’s sole discretion, which will be informed by an assessment of your performance, including your performance against agreed objectives, as well as business conditions at the Company.

Benefits:
You will be eligible for employee benefits and insurance programs generally provided by BioSpecifics to its employees, all of which are subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs.  All such benefits are subject to change at the Company’s sole discretion.

You will be entitled to vacation each year, in addition to sick leave and observed holidays, in accordance with the policies of the Company.  Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company.

Equity Incentive:
Subject to the approval of the Board of Directors of the Company, you will be granted an award of an option to purchase ten thousand (10,000) shares of the Company’s common stock (the “Option Award”) , pursuant to the Biospecifics Technologies Corp. 2019 Omnibus Incentive Compensation Plan.  The Option Award will be granted on your Start Date, with an exercise price equal to the fair market value of the Company’s common stock on such date of grant, and will be subject to a four (4) year vesting period, vesting in a series of four (4) successive annual installments of twenty-five percent (25%) each, commencing on the first (1st) anniversary of the Start Date, provided you are employed by the Company on each such vesting date, as well as any other terms and conditions contained in the grant agreement.

Representations and Contingencies:
This offer is contingent on your representation that you are free to accept employment with BioSpecifics without any contractual restrictions, express or implied, of any kind (including, without limitation, any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company).

This offer is also conditioned on you not having been, and by signing below you represent and warrant that you have not been, debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the U.S. or in any other country where the Company intends to develop its activities.

This offer is also contingent on your agreement to the Company’s Confidentiality and Inventions Assignment Agreement, which you will be provided with and required to sign upon commencement of your employment

Compliance:
You are required to familiarize yourself with and adhere to, all Company policies which may be in effect from time to time.  Failure to comply with all such policies and procedures shall be grounds for disciplinary action by the Company, up to and including termination of employment.

Employment At-Will:
Your employment with BioSpecifics is at-will. Both you and the Company reserve the right to terminate the relationship at any time, with or without cause and with or without notice.  We ask, however, you provide the Company at least two (2) months’ advance written notice of your intention to resign your employment.

Termination Without Cause:
If the Company terminates your employment without Cause (as defined below), the Company shall pay you any earned but unpaid Base Salary through the date of termination, at the rates then in effect, less standard deductions and withholdings.  In addition, if you: (i) furnish to the Company an executed waiver and general release of claims in a form to be provided to you by the Company (a “Release), (ii) allow the Release to become effective in accordance with its terms, and (iii) otherwise comply with the Release, then you will be eligible to receive an aggregate amount equal to two (2) months of your then-current Base Salary, less standard deductions and withholdings, payable in equal installments over the two (2) month period following the date of the termination of your employment.

“Cause” shall mean the occurrence of any of the following, your: (1) breach of a material term of this letter agreement or any confidentiality or inventions assignment agreement with the Company; (2) commission of an act of fraud, embezzlement, theft, or material dishonesty; (3) willful engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company; (4) failure to perform satisfactorily the material duties of your position (other than by reason of disability) after receipt of a written warning from the Company; (5) commission of a felony or any crime of moral turpitude; or (6) material failure to comply with the Company’s code of conduct or employment policies.

Other Termination:
If you resign from employment with the Company at any time or the Company terminates your employment at any time for Cause or due to death or Disability (as defined below), the Company shall pay you any earned but unpaid Base Salary and any unused vacation accrued (if applicable) through the date of such resignation or termination, at the rates then in effect, less standard deductions and withholdings.  The Company shall thereafter have no further obligations to you, except as may otherwise be required by law.

“Disability” shall mean your inability to perform your duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of one hundred eighty (180) days (including weekends and holidays) in any consecutive three hundred sixty-five (365) day period.

Agreement to Arbitrate Claims:
Subject to any written agreement to the contrary, any dispute, claim or controversy arising out of or relating to this Agreement or your employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) (before a single arbitrator) except as modified herein (“Rules”).  The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment.  The place of arbitration shall be New York, New York.

By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the Company’s Confidentiality and Inventions Assignment Agreement.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.  Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction.  The arbitrator shall: (a) have authority to compel discovery which shall be narrowly tailored to efficiently resolve the disputed issues in the proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall pay all administrative fees of AAA in excess of four hundred thirty-five dollars ($435) (a typical filing fee in court) but the Company and you shall split any arbitrator’s fees and expenses.  Each party shall bear their own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties.  In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect.  The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

This letter, along with any agreements relating to confidentiality or inventions assignment between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and by you.

Pat, we are very excited about having you join BioSpecifics as its Chief Financial Offer.  Your experience and judgment will have a great impact on the Company’s growth and success, and we believe that you will derive a great deal of enjoyment out of your role and responsibilities.

If you have any questions about this information, please contact me.  Otherwise, please confirm your acceptance of this offer of at-will employment with Biospecifics by signing below and returning a copy no later than December 31, 2019.

Accepted:	BIOSPECIFICS TECHNOLOGY CORP.

/s/ Patrick C. Hutchison	/s/ J. Kevin Buchi
Patrick C. Hutchison	By: J. Kevin Buchi
Title: Chief Executive Officer

Date: December 20, 2019	Date: December 17, 2019